Exhibit 99.1

300 River Place Suite 4950 Detroit, MI 48207 www.uahc.com

FOR IMMEDIATE RELEASE
United American Healthcare Corporation Announces
Results of Annual Meeting of Shareholders
DETROIT, Oct. 1, 2010 — United American Healthcare Corporation (OTCQB: UAHC) today announced the results of its annual meeting of shareholders held on Thursday, Sept. 30, 2010 and, following adjournment, Oct. 1, 2010.
Based on the final report of the inspector of election, all nine nominees recommended by UAHC’s Board and management team were elected at the meeting, including incumbent nominees Tom A. Goss, Darrell W. Francis, Emmett S. Moten, Jr., Richard M. Brown, D.O., and Ronald E. Hall, Sr., and new nominees Grayson Beck, Herbert J. Bellucci, William C. Brooks and John M. Fife.
“We are pleased with the outcome of the annual meeting of shareholders,” stated William C. Brooks, UAHC’s President and CEO. “With the affirmation of our Board, management team and strategic direction, we can focus our efforts on more productive endeavors. We will continue to move forward with our plan to integrate our acquisition of Pulse Systems and drive value to our shareholders. Having come through a challenging time in UAHC’s history, we believe we now have the right team in place to achieve these important objectives.”
At the meeting, 7,925,157 shares, or approximately 81.1% of the total eligible to vote were cast, representing a quorum. Shareholders were asked to vote for nine directors at the shareholders’ meeting, including two directors for terms expiring at the 2011 annual shareholders’ meeting, three directors for terms expiring at the 2012 annual shareholders’ meeting and four directors for terms expiring at the 2013 annual shareholders’ meeting.
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a provider of contract manufacturing services to the medical device industry, following its June 2010 acquisition of Pulse Systems, LLC, a leading provider to the medical device industry since 1998. UAHC has been a healthcare management company since 1985. For more information, please visit the Company’s web site at www.uahc.com.
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind down of our CMS Medicare business, the integration of the recent acquisition of Pulse Systems, LLC, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of any future acquisitions, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.

Contacts:
Company	Investor Relations
Bill Dennis, CFO and Treasurer	Jeff Tryka, CFA
United American Healthcare Corporation	Lambert, Edwards & Associates
313-393-4571 / Investor relations@uahc.com	616-233-0500 / jtryka@lambert-edwards.com
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